Exhibit 99.3

LEVEL 3 COMMUNICATIONS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2014 and the Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 2014 and the fiscal year ended December 31, 2013 of Level 3 Communications, Inc. ("Level 3") have been prepared as if Level 3's merger with tw telecom inc. (“tw telecom”), and the assumptions and adjustments described in the accompanying notes herein had occurred on the dates specified below.

On October 31, 2014 (the "Merger Date" or "Acquisition Date"), Level 3 completed the acquisition of tw telecom inc. (“tw telecom”) pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated June 15, 2014. tw telecom became a wholly owned subsidiary of the Company through a tax-free, stock and cash reorganization (the "Merger"). As a result of the Merger, (1) each issued and outstanding shares of common stock of tw telecom was exchanged for 0.7 shares of Level 3 common stock, par value $0.01 per share and $10 in cash ( together the "merger consideration"); (2) the outstanding stock options were canceled and the holders received the merger consideration, net of aggregate per share exercise price; (3) each restricted stock unit award was canceled and the holders received the merger consideration; and (4) each restricted stock unit was immediately vested and canceled and holders received the merger consideration.

On October 31, 2014, tw telecom had approximately 140 million common shares outstanding, including approximately 1 million shares reserved for stock options, restricted stock awards and restricted stock units. Based on the number of Level 3 shares issued, Level 3's closing stock price of $46.91 on October 31, 2014, the cash paid to the former holders of tw telecom common stock and the $1.793 billion of debt of tw telecom refinanced or repaid, the aggregate consideration for acquisition accounting, including assumed debt, approximated $8.1 billion calculated, as follows (in millions except per share amounts):

Number of tw telecom common shares eligible for merger consideration*	138.4
Multiplied by exchange ratio per Merger Agreement	0.7
Number of Level 3 shares of common stock to be issued*	96.9
Multiplied by price of Level 3 common stock*	$46.91
Estimated equity consideration	$4,546
Estimated cash consideration ($10 cash for each eligible share of tw telecom's common stock)	1,404
Tax withholdings and consideration for converted stock options, restricted stock awards and restricted stock units	68
Assumption of debt, including make-whole payments and capital leases	2,101
Estimated aggregate consideration*	$8,119

*The number of outstanding tw telecom shares reserved for outstanding share-based awards has been reduced by approximately 1 million shares to reflect the value of withholding taxes paid on behalf of award holders. Level 3 paid, using cash, approximately $68 million of withholding taxes to various jurisdictions and consideration as a result of the consummation of the Merger.

After consideration of all applicable factors pursuant to the accounting rules for business combinations, the parties consider Level 3 to be the “accounting acquirer” for purposes of the preparation of the unaudited pro forma financial information included below because Level 3 issued its common stock to acquire tw telecom (at a premium), the board of directors of the combined company is composed principally of former Level 3 directors and the executive management team of the combined company will largely be led by former Level 3 executives, among other factors. Therefore, for accounting purposes, the Merger is considered an acquisition of tw telecom by Level 3.

The following unaudited pro forma financial information related to the tw telecom Merger was prepared using the acquisition method of accounting for business combinations, and is based on the assumption that the Merger took place as of September 30, 2014 for the purpose of the Unaudited Pro Forma Condensed Combined Balance Sheet. The Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 2014 and for the year ended December 31, 2013 are presented as if the Merger occurred on January 1, 2013. Unaudited pro forma adjustments, and the assumptions on which they are based, are described in the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are referred to in this section as the notes. Certain reclassifications have been made relative to tw telecom's historical financial statements in order to present them on a basis consistent with Level 3.

In accordance with the acquisition method of accounting, the actual consolidated financial statements of Level 3 will reflect the Merger only from and after the completion date of the Merger. Level 3 has not yet undertaken a detailed analysis of the fair value of tw telecom’s assets and liabilities and will finalize the purchase price allocation related to the Merger no later than October 31, 2015. Thus, the provisional measurements of fair value reflected are subject to change once the valuations are completed. The final valuation will change the allocation of the purchase price, which could significantly affect the fair value assigned to the assets acquired and liabilities assumed, with a corresponding adjustment to goodwill.

Acquisition-related costs include transaction costs such as legal, accounting, valuation and other professional services and financing costs as well as integration costs such as severance and retention. Total acquisition related transaction, integration and financing costs expected to be incurred by Level 3 and tw telecom are approximately $319 million, which includes $40 million of debt issuance costs incurred in connection with the new debt. The costs associated with these non-recurring activities do not represent ongoing costs of the combined organization and are, therefore, not included in the Unaudited Pro Forma Condensed Combined Statements of Operations, but are included in the Unaudited Pro Forma Condensed Combined Balance Sheet as a reduction of cash and stockholders’ equity, except for the portion related to capitalizable debt issuance costs. Acquisition-related costs recognized in the historical financial statements of Level 3 and tw telecom were approximately $16 million in the nine months ended September 30, 2014 (none for the year ended December 31, 2013). These charges were expensed in accordance with the acquisition method of accounting, and were reflected in Network Related Expenses and Selling, General and Administrative Expenses. Level 3 expects to incur additional acquisition-related expenses associated with the Merger including integration activities. Based on current plans and information, Level 3 expects to incur approximately $170 million of integration costs associated with the Merger; however the ultimate costs incurred may vary from these estimates.For the purpose of the pro forma information, the estimated integration costs have been excluded as the timing and effects of these actions are too uncertain to meet the criteria for pro forma adjustments.

The unaudited pro forma information presented below has been prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission. The Unaudited Pro Forma Condensed Combined Financial Statements are not intended to represent or be indicative of the consolidated results of operations or financial position of Level 3 that would have been reported had the Merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Level 3. The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect any operating efficiencies and cost savings that we may achieve with respect to combining the companies. Synergies have been excluded from consideration because they are not considered to be factually supportable, which is a required condition for these pro forma adjustments.

            The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Level 3 and tw telecom incorporated into this filing, and Level 3’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 25, 2014 and of Level 3 included in its Form 10-K for the year ended December 31, 2013.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Balance Sheet at September 30, 2014

(dollars in millions)	Historical Level 3	Historical tw telecom	Pro Forma Adjustments		Pro Forma Financing Adjustments		Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents	$729	$326	$(752)	(a)	$140	(a)	$443
Investments	—	34	—		—		34
Restricted cash and securities	1,020	2	(1,014)	(a)	—		8
Receivables, net	678	105	—		—		783
Other	173	108	(54)	(f)	4	(a)	231
Total Current Assets	2,600	575	(1,820)		144		1,499
Property, Plant and Equipment, net	8,268	1,750	1	(d)	—		10,019
Restricted Cash and Securities	21	—	—		—		21
Goodwill	2,570	413	5,061	(d)	—		8,044
Other Intangibles, net	154	8	1,136	(d)	—		1,298
Other Assets, net	370	110	(99)	(c)(f)	21	(a)	402
Total Assets	$13,983	$2,856	$4,279		$165		$21,283

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$607	$69	$—		$—		$676
Current portion of long-term debt	502	8	—		(5)	(c)	505
Accrued payroll and employee benefits	165	59	—		—		224
Accrued interest	184	30	—		(27)	(a)	187
Current portion of deferred revenue	244	50	(3)	(e)	—		291
Other	151	82	—		—		233
Total Current Liabilities	1,853	298	(3)		(32)		2,116
Long-Term Debt, less current portion	8,856	1,916	16	(c)	197	(b)	10,985
Deferred Revenue, less current portion	877	19	(7)	(e)	—		889
Other Liabilities	749	46	(2)	(f)	—		793
Total Liabilities	12,335	2,279	4		165		14,783

Stockholders' Equity:
Preferred stock	—	—	—		—		—
Common stock	2	2	(1)	(h)	—		3
Additional paid-in capital	14,446	1,709	2,836	(h)	—		18,991
Treasury stock	—	(453)	453	(i)	—		—
Accumulated other comprehensive loss	(82)	—	—		—		(82)
Accumulated deficit	(12,718)	(681)	987	(j)	—		(12,412)
Total Stockholders' Equity	1,648	577	4,275		—		6,500
Total Liabilities and Stockholders' Equity	$13,983	$2,856	$4,279		$165		$21,283

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Statement of Operations
For the twelve months ended December 31, 2013

(dollars in millions, except per share data)	Historical Level 3 as adjusted*	Historical tw telecom as adjusted*	Pro Forma Adjustments		Pro Forma Combined
Revenue	$6,313	$1,564	$(52)	(l)	$7,825
Costs and Expenses
Network Access Costs	2,471	444	(52)	(l)	2,863
Network Related Expenses	1,214	230	—		1,444
Depreciation and Amortization	800	306	121	(d)	1,227
Selling, General and Administrative Expenses	1,162	379	—		1,541
Total Costs and Expenses	5,647	1,359	69		7,075
Operating Income	666	205	(121)		750
Other Income (Expense):
Interest expense	(649)	(96)	(53)	(c)	(798)
Loss on modification and extinguishment of debt, net	(84)	(39)	—		(123)
Other, net	(4)	—	—		(4)
Total Other Expense	(737)	(135)	(53)		(925)
(Loss) Income Before Income Taxes	(71)	70	(174)		(175)
Income Tax (Expense) Benefit	(38)	(34)	23	(k)	(49)
Net (Loss) Income	$(109)	$36	$(151)		$(224)

Basic Earnings per Common Share
Net (Loss) Income Per Share	$(0.49)	$0.25			$(0.70)
Shares Used to Compute Basic Net (Loss) Income per Share (in thousands)	222,368	144,920	96,900		319,268

Diluted Earnings per Common Share
Net (Loss) Income Per Share	$(0.49)	$0.24			$(0.70)
Shares Used to Compute Diluted Net (Loss) Income per Share (in thousands)	222,368	146,480	96,900		319,268
*Refer to Note 1 to Unaudited Pro Forma Condensed Combined Financial Information

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Statement of Operations
For the nine months ended September 30, 2014

(dollars in millions, except per share data)	Historical Level 3 as adjusted*	Historical tw telecom as adjusted*	Pro Forma Adjustments		Pro Forma Combined
Revenue	$4,863	$1,253	(41)	(l)	$6,075
Costs and Expenses
Network Access Costs	1,834	364	(41)	(l)	2,157
Network Related Expenses	901	185	—		1,086
Depreciation and Amortization	558	249	71	(d)	878
Selling, General and Administrative Expenses	788	315	—		1,103
Total Costs and Expenses	4,081	1,113	30		5,224
Operating Income	782	140	(71)		851
Other Income (Expense):
Interest income	1	—	—		1
Interest expense	(459)	(76)	(41)	(c)	(576)
Loss on modification and extinguishment of debt, net	—	(1)	—		(1)
Other, net	(49)	—	—		(49)
Total Other Expense	(507)	(77)	(41)		(625)
Income Before Income Taxes	275	63	(112)		226
Income Tax (Expense) Benefit	(27)	(29)	21	(k)	(35)
Net Income (Loss)	$248	$34	$(91)		$191

Basic Earnings per Common Share
Net Income Per Share	$1.05	$0.24			$0.57
Shares Used to Compute Basic Net Income per Share (in thousands)	237,102	136,969	96,900		334,002

Diluted Earnings per Common Share
Net Income Per Share	$1.03	$0.24			$0.56
Shares Used to Compute Diluted Net Income per Share (in thousands)	241,458	139,114	96,900		338,358
*Refer to Note 1 to Unaudited Pro Forma Condensed Combined Financial Information

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(1)	Basis of Presentation

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Level 3 would have been had the Merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect cost savings, operating synergies or revenue enhancements anticipated to result from the Merger, the costs to integrate the operations of Level 3 and tw telecom, or the costs necessary to achieve these cost savings, operating synergies or revenue enhancements. The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Level 3 and tw telecom that are included herein. Certain reclassifications have been made to the historical presentation of tw telecom's financial statements to conform to the presentation used in the Unaudited Pro Forma Condensed Combined Balance Sheet and relate primarily to other current assets, other current liabilities and other noncurrent liabilities.

The following unaudited pro forma adjustments have been reflected in the Unaudited Pro Forma Condensed Combined Financial Statements. These adjustments give effect to pro forma events that are (i) directly attributable to the Merger, (ii) factually supportable and (iii) with respect to the Condensed Combined Statements of Operations, expected to have a continuing effect on the combined company. As of the date of this filing, Level 3 has not performed the detailed valuation analysis necessary to arrive at the required estimates of the fair market value of tw telecom's assets to be acquired and liabilities to be assumed and the related allocations of purchase price, nor has it identified the adjustments necessary, if any, to conform tw telecom's accounting policies to Level 3's accounting policies. However, as indicated in Note 2 to the Unaudited Pro Forma Condensed Combined Financial Statements, Level 3 has made certain adjustments to the September 30, 2014 historical book values of tw telecom's assets and liabilities to reflect certain preliminary estimates of the fair values necessary to reflect adjustments required by the application of the acquisition method of accounting for business combinations. Any excess purchase price over the estimated fair value of tw telecom's net assets has been recorded as goodwill. Actual results will differ from these Unaudited Pro Forma Condensed Combined Financial Statements once Level 3 has determined the final purchase price for tw telecom, has completed the valuation studies necessary to finalize the required purchase price allocations based on the tangible and intangible assets and liabilities of tw telecom at the completion of the Merger, and has finalized any necessary adjustments from conforming accounting policies and further classification changes. The determination of the final purchase price allocations can be highly subjective and it is possible that other professionals applying reasonable judgment to the same facts and circumstances could develop and support a range of alternative estimated amounts. Level 3 is still in the process of completing the detailed valuation studies and other analysis necessary to finalize the necessary purchase price allocation and identifying any related effect there may be on the Unaudited Pro Forma Condensed Combined Financial Statements. There can be no assurance that the finalization of Level 3’s review will not result in material changes.

(2)	Basis of Preliminary Purchase Price Allocation

The Merger with tw telecom will be accounted for in accordance with the acquisition method of accounting. The following preliminary purchase price is based on Level 3’s preliminary estimates and is allocated to tw telecom's tangible and intangible assets and liabilities based on their estimated fair value as of September 30, 2014. The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities as of October 31, 2014 and will be completed by October 31, 2015. Such final determination of the purchase price allocation may be significantly different from the preliminary estimates used in these pro forma financial statements. Based on the closing price of Level 3’s common stock on October 31, 2014, the purchase price is approximately $8.1 billion, including the assumption of debt.

Based upon a preliminary valuation, the total purchase price (as calculated in the manner described above) was allocated to tw telecom's assets and liabilities as follows:

(Dollars in millions)	September 30, 2014
Assets:
Cash and cash equivalents	$326
Investments	34
Restricted cash and securities	2
Receivables	105
Other current assets	54
Property, plant and equipment	1,751
Goodwill	5,474
Other intangibles	1,144
Other assets	11
Total Assets	8,901
Liabilities:
Accounts payable	(69)
Current portion of long-term debt	(8)
Accrued payroll and employee benefits	(59)
Accrued interest	(30)
Deferred revenue	(59)
Other current liabilities	(82)
Long-term debt, less current portion	(2,093)
Other noncurrent liabilities	(483)
Total Liabilities	(2,883)
Total Estimated Consideration	$6,018

Upon completion of the final fair value analysis after the acquisition, Level 3 anticipates that the ultimate purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the acquired assets and assumed liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

The guidance related to business combinations outlines the methodologies for calculating merger consideration and for determining fair values. It also requires that all transaction and restructuring costs related to business combinations be expensed as incurred, and it requires that changes in deferred tax asset valuation allowances and liabilities for tax uncertainties subsequent to the merger date that do not meet certain re-measurement criteria be recorded in the statement of operations. Total acquisition related transaction, integration and financing costs expected to be incurred by Level 3 and tw telecom are estimated to be approximately $319 million and as they are non-recurring, are reflected only in the Unaudited Pro Forma Condensed Combined Balance Sheet as a reduction of cash, of which $40 million is attributable to debt issuance costs and the remainder will reduce stockholders’ equity.

The Unaudited Pro Forma Condensed Combined Financial Information does not reflect ongoing cost savings, operating synergies or revenue enhancements that Level 3 expects to achieve as a result of the acquisition, the costs to integrate the operations of Level 3 and tw telecom and to achieve these cost savings, operating synergies or revenue enhancements. Level 3 expects to incur approximately $170 million of integration costs associated with this transaction. The acquisition is expected to create approximately $200 million in annualized operating cost synergies and approximately $40 million in annualized capital expenditure savings. Level 3 expects to recognize the operating cost savings from network expense savings and operating expense savings, primarily from the reduction in back office areas, public company costs, supplier savings, management overlap and the combination of network platforms. The synergy and cost savings estimates are forward looking statements and are qualified by reference to the important disclosures set forth under “Forward-Looking Statements.” Level 3 cannot assure that these estimated synergies or cost savings will be achieved.

(3)	Accounting Policies

Upon completion of the Merger, Level 3 will continue its review of tw telecom's accounting policies. As a result of that review, Level 3 may identify differences between the accounting policies of the two companies that, when conformed, could have a material effect on the combined financial statements. At this time, Level 3 is not aware of any differences that would have a material effect on the combined financial statements. The Unaudited Pro Forma Condensed Combined Financial Statements do not assume any differences in accounting policies.

(4)	Pro Forma Adjustments

(a)
Adjustment to record the cash received from acquisition related financing as of October 31, 2014 discussed further below, net of approximately $1.793 billion of tw telecom’s short-term and long-term debt that was redeemed or repaid, excluding capital lease obligations and debt discount and issuance costs and $27 million of accrued interest on retirement of certain of tw telecom's debt.

Dollars in millions	Financing Adjustments
Proceeds from Level 3 acquisition related financing	$2,000
Discount on merger-related financing	(15)
Debt issuance costs of Level 3 merger-related financing (Note 4b), short-term	(4)
Debt issuance costs of Level 3 merger-related financing (Note 4b), long-term	(21)
Repayment of certain of tw telecom’s debt	(1,793)
Payment of accrued interest on retirement of certain of tw telecom’s debt	(27)
Net proceeds from financing activities	$140

Cash of approximately $752 million as well as restricted cash of $1.014 billion was used for the cash portion of the merger consideration of $1.472 billion, make-whole premiums in connection with the redemption of tw telecom's debt of $161 million which is included in Level 3's estimated aggregate financing and transaction costs of $319 million, less $25 million of pro forma financing adjustments for debt issuance costs.

(b)
In connection with the closing of the Merger, Level 3 Financing amended its existing credit agreement to incur an additional $2.0 billion of borrowings through an additional tranche (the "Tranche B 2022 Term Loan"). The aggregate net proceeds of Level 3 Financing's Tranche B 2022 Term Loan issued in October 2014 were used to finance the cash portion of the merger consideration payable to tw telecom's stockholders and to refinance certain existing indebtedness of tw telecom, including fees and premiums, in connection with the closing of the Merger. In addition, the $1.0 billion of proceeds from the issuance of 5.375% Senior Notes due 2022 raised in August 2014 by an indirect, wholly owned subsidiary of Level 3 were deposited into an escrow account. On October 31, 2014, following the consummation of the Merger and the satisfaction of certain escrow release conditions, the 5.375% Senior Notes were assumed by Level 3 Financing and the funds were released from the escrow account. The net proceeds from the 5.375% Senior Notes were used to finance the cash portion of the merger consideration payable to tw telecom stockholders and to refinance certain existing indebtedness of tw telecom, including fees and premiums, in connection with the closing of the Merger.

(c)	The adjustments to account for these financing adjustments are as follows:

	As of September 30, 2014
Dollars in millions	Current Portion of Long-Term Debt	Long-Term Debt, less Current Portion
Level 3's historical debt balance	$502	$8,856
tw telecom’s historical debt balance	8	1,916
New debt issued by Level 3, net of discount of $15 million	—	1,985
Repayment of certain of tw telecom’s debt	(5)	(1,788)
Elimination of tw telecom debt discounts	—	16
Total Debt Balance	$505	$10,985

tw telecom debt, except for capital lease obligations, has been replaced with the $2.0 billion Tranche B Term Loan and the $1.0 billion aggregate principal amount of 5.375% Senior Notes. Level 3 estimates an increase in interest expense of approximately $53 million in 2013 and an increase of $41 million in the first nine months of 2014 associated with the incremental debt Level 3 issued or incurred in connection with the merger after repaying or redeeming tw telecom’s existing debt. The change in interest expense for such periods is based on a $2.0 billion Tranche B 2022 Term Loan, with a current annual interest rate of 4.50% and $1.0 billion aggregate principal amount of unsecured senior notes with an annual interest rate of 5.375%. The term of the Tranche B 2022 Term Loan is seven years and the term of the unsecured senior notes is eight years. For the purpose of the Unaudited Pro Forma Condensed Combined Statement of Operations, it has been assumed that Level 3 borrowed the Tranche B 2022 Term Loan and issued unsecured senior notes on January 1, 2013 and, therefore, incurred interest expense of approximately $148 million in 2013 and $111 million in the first nine months of 2014. This interest expense was offset by the elimination of tw telecom’s interest expense due to the repayment or redemption of tw telecom's outstanding debt of $1.821 billion for the year ended December 31, 2013 and $1.793 billion for the nine months ended September 30, 2014, which corresponds to $95 million in interest expense in 2013 and $70 million in the first nine months of 2014.

Dollars in millions	Twelve months ended December 31, 2013	Nine months ended September 30, 2014
tw telecom’s historical interest expense	$(95)	$(70)
Interest expense resulting from debt Level 3 issued in connection with the Merger	148	111
Increase in interest expense	$53	$41

The Tranche B 2022 Term Loan included an up front payment to the Tranche B 2022 Term Loan lenders of 0.75 percent of par, will pay interest equal to LIBOR plus 3.5% with LIBOR set at a minimum of 1.0 percent and mature on January 31, 2022. Based on the interest rates of 4.50% for the Tranche B 2022 Term Loan using the LIBOR Rate of 0.23% on October 31, 2014, a decrease of 1.0% from the base LIBOR rate assumed on the Tranche B 2022 Term Loan would not change the pro forma interest expense reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations for the twelve months ended December 31, 2013 or the first nine months of 2014 given the LIBOR minimum of 1.0%. An increase of 1.0% from the base LIBOR rate assumed on the Tranche B 2022 Term Loan would increase interest expense on the debt by $5 million and $3 million for the twelve months ended December 31, 2013 and the nine months ended September 30, 2014, respectively.

Included in the incremental interest expense is additional interest expense of approximately $5 million for the twelve months ended December 31, 2013 and $3 million for the first nine months of 2014 for the amortization of debt issuance costs and debt discounts associated with the Tranche B 2022 Term Loan and the 5.375% Senior Notes. Debt discount associated with the Tranche B 2022 Term Loan was approximately $15 million and will be amortized over seven years. Debt issuance costs associated with the Tranche B 2022 Term Loan and 5.375% Senior Notes were approximately $40 million ($25 million of costs associated with the Tranche B 2022 Term Loan amortized over seven years and $15 million associated with the 5.375% Senior Notes amortized over eight years). The Unaudited Pro Forma Condensed Combined Balance Sheet also includes an adjustment to reduce other noncurrent assets by $30 million for the elimination of net deferred financing fees and increase long-term debt by $16 million for the elimination of debt discounts upon repayment or redemption of tw telecom’s existing debt.

(d)	Adjustments to reflect the components of the preliminary estimates of the fair value of assets to be acquired by Level 3 at the completion of the Merger.

Dollars in millions	September 30, 2014	Estimated Fair Value	Increase	Estimated Remaining Useful Lives (Years)
Property, Plant and Equipment	$1,750	$1,751	$1	1-33 years
Customer Relationships	8	1,040	1,032	9-10 years
Trademark and trade names	—	104	104	5 years
Goodwill	413	5,474	5,061	Indefinite

Adjustments to reflect fair values were estimated by Level 3 management based on a market approach, considering factors such as asset utilization and estimated useful lives, amongst others. An additional adjustment of $16 million and $30 million was made to goodwill to reflect the elimination of tw telecom's debt discounts and debt costs.

As of the effective date of the Merger, identifiable intangible assets are required to be measured at fair value and these acquired identifiable intangible assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these Unaudited Pro Forma Condensed Combined Financial Statements, it is assumed that all identifiable intangible assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved. The consideration of synergies has been excluded because they do not meet the required criteria for being considered a pro forma adjustment. For purposes of the preliminary allocation, Level 3 has estimated a fair value for tw telecom’s intangible assets related to trademark and trade names and customer relationships based on the net present value of the projected income stream of those intangible assets. Goodwill is not amortized.

The Unaudited Pro Forma Condensed Combined Statements of Operations have been adjusted to reflect the corresponding adjustments to tw telecom’s acquired tangible and intangible assets.

Dollars in millions	Twelve months ended December 31, 2013	Nine months ended September 30, 2014
tw telecom’s historical depreciation and amortization	$(306)	$(249)
Depreciation and amortization after fair value adjustments and changes in the estimated useful lives associated with acquired assets	427	320
Increase in depreciation and amortization expense	$121	$71

A 10% change in the allocation between the acquired tangible and intangible assets and goodwill would result in a change in annual depreciation and amortization expense of approximately $43 million and would cause
Level 3’s pro forma basic and diluted loss from continuing operations per common share to change by $0.13 per share, assuming the 10% change is applied pro rata to the assets.

(e)
Adjustment to record the differences between the estimated fair values and the historical carrying amounts of tw telecom's deferred revenue including the elimination of deferred revenue balances where no future performance obligation exists and deferred revenue attributable to tw telecom contracts with Level 3 existing prior to the Merger. tw telecom had certain deferred revenue on its balance sheet associated with sales of capacity leases, prepaid services and installation activities. These deferred balances arise from tw telecom receiving up-front payments while recognizing the related revenue over the estimated life of the associated contract. The estimated fair value of deferred revenue represents amounts equivalent to the estimated costs to complete plus an appropriate profit margin to fulfill the obligations assumed in the transaction. The estimated amounts presented for purposes of the Unaudited Pro Forma Condensed Combined Balance Sheet are based upon the deferred revenue of tw telecom as of September 30, 2014.

Dollars in millions	September 30, 2014	Estimated Fair Value	Decrease
Current portion of deferred revenue	$50	$47	$3
Deferred Revenue, less current portion	19	12	7

(f)
As of October 31, 2014, tw telecom will be consolidated with Level 3 for U.S. federal income tax purposes. Therefore, Level 3 has presented the unaudited pro forma financial statements accordingly to reflect the effect of the consolidation.

As part of the accounting for the Merger, Level 3 will record the acquired assets and liabilities on its books at their estimated fair value as of the date of the Merger. For tax purposes, due to the nature of the acquisition being treated as a non-taxable transaction, Level 3 will assume carryover tax basis of tw telecom’s assets and liabilities. This will create material deferred tax liabilities primarily for the book versus tax basis differences of tangible and intangible assets. Based on the preliminary valuation of the intangible and tangible assets, an adjustment of $439 million was made to the Unaudited Pro Forma Condensed Combined Balance Sheet to record a deferred tax liability for book versus tax differences of the intangible and tangible assets. In the event the valuation of the intangible and tangible assets changes materially in the future, the amount of the recorded deferred tax liability would materially change as well.

Level 3 anticipates that upon consolidation, the portion of the tax provision attributable to tw telecom will be limited to the income tax expense related to indefinite-lived assets due to the substantial net operating losses and full valuation allowance on Level 3's net deferred tax assets. For purposes of the Unaudited Pro Forma Condensed Combined Balance Sheet, Level 3 has reduced tw telecom's net deferred tax assets by $121 million.

(g)
On October 31, 2014, all outstanding employee stock option awards, restricted stock awards and restricted stock units of tw telecom were canceled and exchanged for Level 3 shares and cash in accordance with the terms of the Merger Agreement. The employees of tw telecom will participate in Level 3's share-based compensation programs after completion of the Merger.

(h) Adjustment to reflect the elimination of tw telecom’s common shares outstanding, net of the issuance of common shares as a result of the Merger calculated by multiplying tw telecom’s common shares outstanding by the 0.7 share exchange ratio.

Dollars in millions	Adjustments as of September 30, 2014
Issue 96.9 million shares of Level 3 common stock, $0.01 par value	$1
Eliminate tw telecom common stock	(2)
Adjustment to common stock	$(1)

The related adjustment to additional paid-in capital for the aforementioned changes in common is as follows:

Dollars in millions	Adjustments as of September 30, 2014
Total estimated equity consideration	$4,546
Elimination of tw telecom additional paid-in capital	(1,709)
Common stock	(1)
Adjustment to additional paid-in capital	$2,836

(i)	Adjustment to eliminate tw telecom’s treasury stock, which will be canceled upon completion of the Merger.

(j)	Adjustment to eliminate tw telecom’s accumulated deficit, to record estimated non-recurring financing and merger-related costs of Level 3 and net adjustments to deferred taxes, as follows:

Dollars in millions	Adjustment as of September 30, 2014
Eliminate tw telecom’s accumulated deficit	$681
Estimated financing and merger-related expenses	(133)
Net adjustments to deferred taxes	439
Adjustment to accumulated deficit	$987

The newly created deferred tax liabilities as a result of acquisition accounting will offset tw telecom’s deferred tax assets as well as a portion of Level 3’s deferred tax assets. As a result, Level 3 has included an adjustment to the Unaudited Pro Forma Condensed Combined Balance Sheet to reflect a one-time release of valuation allowance. In the event of a change to the valuation of tw telecom’s assets and liabilities, the amount of the newly created deferred tax liability could change materially, along with the amount of the one-time release of the valuation allowance.

(k) As of December 31, 2013, Level 3 had net operating loss carry forwards of approximately $9.1 billion for U.S. federal income tax purposes. tw telecom’s net operating loss carry forwards for U.S. federal income tax purposes were $800 million. Given Level 3’s net operating loss carry forward position and full valuation allowance against its net deferred tax assets, income tax expense is primarily related to state and foreign income taxes in the Unaudited Pro Forma Condensed Combined Statements of Operations. With the exception of income tax expense related to indefinite-lived assets, the historical tax provision for tw telecom has been reversed as Level 3 anticipates that upon consolidation with Level 3, tw telecom will not generate other current or deferred tax expense or benefit for U.S. federal and state income tax purposes.

Level 3 is still in the process of completing the detailed valuation studies and other analysis necessary to finalize the necessary adjustments related to income taxes, and related deferred tax assets and liabilities. There can be no assurance that the finalization of Level 3’s review will not result in material changes.

(l)	Adjustment to eliminate the historical intercompany transactions between Level 3 and tw telecom.